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                                                                EXHIBIT 10.11(A)

                               AMENDMENT TO LEASE

This Amendment to Lease, made this 28th day of February, Two Thousand (2000), by and between 580 Lancaster Associates, L.P., a general limited partnership organized and existing under the Law of Pennsylvania whose present address is 1235 Westlakes Drive, Suite 425, Berwyn, PA 19312, hereafter called "Landlord", and Animas Corporation, a corporation organized and existing under the law of Delaware, whose present address is 590 Lancaster Avenue, Malvern, PA 19355 hereinafter called "Tenant".

                                WITNESSETH THAT:

WHEREAS, Landlord and Tenant hereto entered into an Agreement of Lease dated September 25, 1998 providing for the leasing of office space by Tenant at 590 Lancaster Avenue, Malvern, PA 19355; and

WHEREAS, Tenant desires to extend the Term and expand the Lab Space and both parties have agreed to the following changes and that effective August 1, 2000 ("Effective Date"), the Agreement of Lease will be amended as follows:

         1. The Term shall be extended three years, ending December 31, 2004.

         2. Provided the work required to be performed by Landlord as outlined in Article 5 of this Amendment to Lease is substantially completed, then Article 35 shall be deleted in its entirety and replaced with the following. Landlord will use its best efforts to substantially complete the Lab Space on or before August 1, 2000. The Lab Space shall be deemed "Substantially Complete" and ready for occupancy on the date which the work to be performed by Landlord in the Lab Space in accordance with this Lease shall have been substantially completed notwithstanding that insubstantial details of construction, mechanical adjustment, or decoration remain to be performed, the noncompletion of which would not interfere with Tenant's use of the Premises. If for any reason whatsoever the Lab Space is not Substantially Complete on or before September 1, 2000, then Landlord shall abate Fixed Rent one day for each day beyond September 1, 2000 the Lab Space is not Substantially Complete and shall abate Fixed Rent two days for each day beyond September 15, 2000 the Lab Space is not Substantially Complete. Notwithstanding anything to the contrary herein, Tenant may terminate this Lease by written notice to Landlord given at any time after October 1, 2000 if the Premises are not Substantially Complete.

                  LAB SPACE.

                  (a) DEMISE. In addition to the area defined in Article 2 of this Lease, Landlord does hereby lease and demise to Tenant and Tenant does hereby hire and take from Landlord, for the term and subject to the provisions hereof, the space (hereinafter, together with all fixtures, equipment, improvements, installations and appurtenances which at the commencement of or during the term of this Lease are thereto attached, referred to as the "Lab Space") cross-hatched on the floor plan (the "Floor Plans") attached hereto as Exhibit "D". To identify the obligations and responsibilities of Landlord and Tenant with regard to the Lab Space, the Lab Space is included within the definition of the "Premises". The Lab space is approximately 24,000 square feet.

                  (b) USE. Landlord represents that Tenant may use the Lab Space for computer operations, laboratory, warehouse and distribution and light assembly and testing.

                  (c) RENT. The minimum fixed annual rent for the Lab Space shall be the sum of Two Hundred Forty Five Thousand Seven Hundred Forty Nine and 92/100 Dollars ($245,749.92) lawful money of the United States of America, payable in equal monthly installments in advance and without demand, notice, set-off or deduction, except as otherwise expressly provided in this Lease, in the sum of Twenty Thousand Four Hundred Seventy Nine 16/100 Dollars ($20,479.16) on the first day of each and every month during the Term. The Fixed Rent for the

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                  Lab Space for the first Extended Term shall be Two Hundred
                  Forty One Thousand Nine Hundred Twenty Dollars ($241,920.00) per year.

         3.       Retail Space.

                  (a) Demise. In addition to the area defined in Article 2 and Article 35 of this Lease, Landlord does hereby lease and demise to Tenant and Tenant does hereby hire and take from Landlord, for the term and subject to the provisions hereof, the space (hereinafter, together with all fixtures, equipment, improvements, installations and appurtenances which at the commencement of or during the term of this Lease are thereto attached, referred to as the "Retail Space") cross-hatched on the floor plan (the "Floor Plans") attached hereto as Exhibit "D". To identify the obligations and responsibilities of Landlord and Tenant with regard to the Retail Space, the Retail Space is included within the definition of the "Premises". The Retail Space is approximately 6,000 square feet. The Retail Space will be made available for Tenant's occupancy at the same time as the Lab Space.

                  (b) Use. Landlord represents that Tenant may use the Retail Space for offices, computer operations, laboratory, warehouse and distribution and light assembly and testing.

                  (c) Rent. The minimum fixed annual rent for the Retail Space shall be the sum of Eighty Four Thousand Four Hundred Eighty Dollars ($84,480.00) lawful money of the United States of America, payable in equal monthly installments in advance and without demand, notice, set-off or deduction, except as otherwise expressly provided in this Lease, in the sum of Seven Thousand Forty Dollars ($7,040.00) on the first day of each and every month during the Term. The Fixed Rent for the Retail Space for the first Extended Term shall be Eighty Eight Thousand Five Hundred Dollars ($88,500.00) per year.

         4.       Articles 37 and 38 shall be deleted, in their entirety.

         5. Landlord shall, at Landlord's cost, complete the improvements outlined below on or before the Effective Date of this Amendment to Lease:

                  a) Landlord shall install, in the warehouse space, HVAC in sufficient quality and quantity to maintain acceptable temperature and air quality for Tenant's use as a office area. Such quantity and quality shall not be less than that existing in the existing office area. Such HVAC shall include base units, reasonable quantities of duct, diffusers, and thermostat controls.

                  b) Landlord shall provide electrical panels wired to the main distribution panel throughout the warehouse space in locations mutually determined by Landlord and Tenant with the cost therefore not to exceed $3,500.00.

                  c) Landlord shall at its own expense, complete the parking area as outlined on Exhibit G. Such parking shall be expanded to not less that 180 parking spaces and will be for Tenant's exclusive use at all times.

         6. In addition to Landlord's work as provided in Article 5 above, Tenant shall perform work at its own expense to prepare the "Lab Space" for its use. Tenant agrees to install the ceiling with 3 1/2 inches of insulation at a height of 12 feet.
                  Tenant shall not be responsible to remove the improvements at the end of the Term.

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         7.       Option to Terminate. Tenant shall have the option to terminate this Lease ("Option to Terminate") upon the following terms and conditions:

                  a) Tenant shall give Landlord not less than nine months written notice ("Notice to Terminate") provided such notice shall not been given prior to March 31, 2001.

                  b) In addition to any amounts owed in accordance with this Lease, Tenant shall pay the sum of $3,472.22 multiplied by the remaining months of the Term. Such payment shall be due ninety days prior to the effective date of the termination ("Termination Fee"). (i.e. Notice to Terminate: November 1, 2002; Termination Date: July 31, 2003; Termination Fee:
                           $59,027.74 (17 x $3,472.22); Date Due: April 30,
                           2003.)

                  c) In the event Tenant exercises its Option to Terminate and pays the Termination Fee as required above, the Lease shall terminate as if the date were the date originally set forth herein for the expiration of the Term.

         8. Access. With reasonable prior notice, Tenant shall have access, after the execution of this Amendment to Lease, to the expansion Lab and Retail Space for its architects, engineers, and construction representatives to enable Tenant to prepare plans and specifications for its work in the expansion space. Such reasonable access shall not interfere with the existing Tenant's use of the space.

         9. All Capitalized terms in this Amendment will have the meaning set forth in the Lease, except as specifically amended hereby.

         10. All of the terms, conditions, and provisions of the Lease are incorporated herein by reference as fully as though set forth in this Agreement.

         11.      All other lease terms and conditions to remain the same.

                  IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Lease on the day and year aforesaid.

         Landlord:

         580 LANCASTER ASSOCIATES, L.P.
         1235 WESTLAKES DRIVE
         BERWYN, PA 19312

         By: /s/ Frank Fox
             --------------------------------

         Attest: ____________________________

         Tenant:

         ANIMAS CORPORATION
         a Delaware Corporation

         By: /s/ KATHERINE D CROTHALL
             --------------------------------

         Attest: /s/ Paul Wolfson